Exhibit 99.1

HealthEquity Completes Further Acquisition

Expands HSA market share, health plan relationships

and adds private label solutions

DRAPER, Utah, (GLOBE NEWSWIRE) – November 1, 2021 - HealthEquity, Inc. (NASDAQ: HQY) ("HealthEquity"), the nation's largest health savings account ("HSA") non-bank custodian, today completed the acquisition of Further, a leading provider of HSA and consumer-directed benefit (“CDB”) administration services, and the nation’s ninth largest HSA custodian.

The acquisition of Further and its technology expands HealthEquity’s leadership in the growing HSA market and enhances its ability to drive growth with health plans and other go-to-market partners. The deal also adds to HealthEquity’s Total Solution offering—remarkable products backed by service, education and employee engagement support that go above and beyond customer expectations.

“We are excited to join forces with the Further team, who share our focus on intuitive technology and remarkable service to connect health and wealth,“ said Jon Kessler, President and CEO of HealthEquity.

Expanded HSA Leadership

HealthEquity now has approximately 6.7 million HSAs and approximately $18 billion in HSA Assets, including Further’s approximately 580,000 HSAs and $1.9 billion of HSA assets and the recently closed acquisition of the Fifth Third Bank HSA portfolio, which added 157,000 HSAs and $490 million of HSA assets. Further also brings approximately 28,000 employer clients and approximately 270,000 CDBs, not including approximately 50,000 VEBA accounts which may be acquired at a later date, to expand HealthEquity’s market leadership.

Technology-Driven Partner Growth

The Further acquisition expands HealthEquity’s commitment to independent Blue Cross Blue Shield licensees, now serving the great majority of the Blue network of 35 independent companies. HealthEquity also serves a growing network of health plan, retirement plan, benefits administration, and other go-to-market partners.

“For nearly 20 years HealthEquity has connected Health and Wealth through education, and deploying great, easy to use technology in concert with our partners. Further helps us continue that journey as we extend our position as a leading HSA custodian and expand our reach to a growing network of go-to-market partners,” said Kessler.

Financial Details

HealthEquity purchased Further for $455 million, with an additional purchase price of up to $45 million that may be payable dependent upon the closing and migration of the VEBA assets early next year. We expect Further will add more than $12 million in revenue in our fiscal year 2022 ending January 31, 2022, and less than $1 million in adjusted EBITDA based on the fourth quarter member services ramp up and costs associated with implementation of the federal vaccine mandate.

About HealthEquity

HealthEquity and its subsidiaries administers Health Savings Accounts (HSAs) and other consumer-directed benefits for our more than 13 million accounts in partnership with employers, benefits advisors, and health and retirement plan providers who share our mission to connect health and wealth and value our culture of remarkable “Purple” service. For more information, visit www.healthequity.com.

Forward-looking statements

This press release contains “forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our industry, business strategy, plans, goals and expectations concerning our markets and market position, product expansion, future operations, expenses and other results of operations, revenue, margins, profitability, future efficiencies, tax rates, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to be correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, risks related to the following:

•	the impact of the COVID-19 pandemic on the Company, its operations and its financial results;

•	our ability to realize the anticipated financial and other benefits from combining the operations of Further with our business in an efficient and effective manner;

•	our ability to compete effectively in a rapidly evolving healthcare and benefits administration industry;

•	our dependence on the continued availability and benefits of tax-advantaged health savings accounts and other consumer-directed benefits;

•	our ability to realize the anticipated financial and other benefits to the Company from acquiring Further;

•	our ability to successfully identify, acquire and integrate additional portfolio purchases or acquisition targets;

•	the significant competition we face and may face in the future, including from those with greater resources than us;

•	our reliance on the availability and performance of our technology and communications systems;

•	recent and potential future cybersecurity breaches of our technology and communications systems and other data interruptions, including resulting costs and liabilities, reputational damage and loss of business;

•	the current uncertain healthcare environment, including changes in healthcare programs and expenditures and related regulations;

•	our ability to comply with current and future privacy, healthcare, tax, investment advisor and other laws applicable to our business;

•	our reliance on partners and third-party vendors for distribution and important services;

•	our ability to develop and implement updated features for our technology and communications systems and successfully manage our growth;

•	our ability to protect our brand and other intellectual property rights; and

•	our reliance on our management team and key team members.

For a detailed discussion of these and other risk factors, please refer to the risks detailed in our filings with the Securities and Exchange Commission, including, without limitation, our most recent Annual Report on Form 10-K and subsequent periodic and current reports. Past performance is not necessarily indicative of future results. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Relations Contact:	Media Relations Contact
Richard Putnam	Amy Cerny
801-727-1209	801-508-3237
rputnam@healthequity.com	acerny@healthequity.com